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                                                                      Exhibit 99

[LOGO]   SPORTS
      AUTHORITY

                                                               September 4, 2002
                                                           FOR IMMEDIATE RELEASE

CONTACT:    THE SPORTS AUTHORITY, INC.

            Mark Iskander
            Vice President, Treasurer
            (954) 535-6015

                SPORTS AUTHORITY ANNOUNCES EXECUTIVE APPOINTMENT

Fort Lauderdale, Florida, September 4, 2002 -- The Sports Authority, Inc. (NYSE:
TSA), the nation's largest full-line sporting goods retailer, today announced the appointment of Mr. Louis-Philippe Vanier as Executive Vice President of Store Operations.

Commenting on the appointment, Marty Hanaka, Chairman and Chief Executive Officer, said, "We are extremely pleased that Phillip has chosen to join our Company. He is a rare talent with a unique balance of execution and strategic skills as well as strong operating and merchandising experience. Our team has never been stronger, as his appointment further improves our overall talent base and drive for customer service excellence."

Mr. Vanier has an extensive retail background with over 25 years experience. He was most recently President and CEO of Dylex, one of Canada's largest specialty retailers with 650 stores and six different operating divisions. His qualifications include tenure as COO of Dylex prior to his elevation to CEO. Additionally he served as President of Dylex's women's apparel division. Prior to joining Dylex, Mr. Vanier was Regional President for North America with Duty Free Shops Group LP and also served in similar capacities overseas for nine years with Duty Free. Mr. Vanier began his retailing career in Canada with Hudson's Bay Company where he served 11 years in a number of positions including the sporting goods category.

Joining the company Mr. Vanier commented, "I am very excited to join The Sports Authority's management team at this time. The Company is well positioned for growth and I look forward to making a contribution to the overall effort. I intend to focus my energies toward store execution and continue to improve our customer service levels to differentiate the Company."

About The Sports Authority

The Sports Authority, Inc. is the nation's largest full-line sporting goods retailer, operating 201 stores in 32 states. The Company's e-tailing website www.thesportsauthority.com, is operated by GSI Commerce Solutions, Inc. (formerly known as Global Sports Interactive, Inc.) under a license and e-commerce agreement. In addition, a joint venture with AEON Co., Ltd. operates 35 "The Sports Authority" stores in Japan under a licensing agreement. The Sports Authority is a proud sponsor of the Boys & Girls Clubs of America.